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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2007

COURTSIDE ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32549 (Commission File Number)	20-2521288 (IRS Employer Identification No.)

1700 Broadway, 17th Floor, New York, New York (Address of Principal Executive Offices)	10019 (Zip Code)

(212) 641-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 28, 2007, Courtside Acquisition Corp. (“Courtside,” or the “Company”) issued a press release announcing that its stockholders, at a special meeting in lieu of annual meeting held that same day, had adopted the Asset Purchase Agreement, dated January 24, 2007, as amended (the “Agreement”), by and among Courtside, American Community Newspapers LLC (“ACN”) and ACN Holding. The Agreement provided for the purchase of substantially all the assets, and the assumption of certain liabilities, of ACN. Stockholders also approved several related matters, including the 2007 Long-Term Incentive Equity Plan, and elected seven directors: Eugene Carr, Richard Goldstein, Bruce Greenwald, Dennis Leibowitz, Peter Haje, Robert Bloom and John Erickson. A copy of the press release is attached to this Report as Exhibit 99.1.

At the Special Meeting, 2,179,055 shares (“Conversion Shares”) were voted “AGAINST” adoption of the Agreement and exercised the right to convert such shares into cash equal to the pro rata portion of the trust account maintained by Courtside, calculated as of June 28, 2007.  If holders of all Conversion Shares comply with the conversion procedures in a timely fashion, there will be 14,620,945 shares of Courtside’s common stock outstanding.

On July 2, 2007, Courtside issued a press release announcing that the Company completed the transactions contemplated by the Agreement. A copy of the press release is attached to this Report as Exhibit 99.2.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.
(c)	Exhibits:
Exhibit	Description
99.1	Press release of Courtside Acquisition Corp. dated June 28, 2007.
99.2	Press release of Courtside Acquisition Corp. dated July 2, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2007

COURTSIDE ACQUISITION CORP.
By:	/s/ Eugene Carr
Name:	Eugene Carr
Title:	Chairman, President and Chief Executive Officer